Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of this 9th day of February, 2006 (the “Commencement Date”), by and between LSB Financial Corp. (the "Company") and Randolph F. Williams (the "Employee").

WHEREAS, the Employee currently serves as the President and Chief Executive Officer of the Company and of the Company's wholly-owned subsidiary, Lafayette Savings Bank, FSB (the "Bank");

WHEREAS, the board of directors of the Company (the "Board of Directors" or the "Board") believes it is in the best interests of the Company and its subsidiaries for the Company to enter into this Agreement with the Employee in order to assure continuity of management of the Company and its subsidiaries; and

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee to take effect on the Commencement Date;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1. Definitions.

(a) The term "Change in Control" means (1) an acquisition of securities of the Company or the Bank that is determined by the Board of Directors to constitute an acquisition of control of the Company or the Bank within the meaning of the Change in Bank Control Act (12 U.S.C. § 18170)) and the Savings and Loan Holding Company Act (12 U.S.C. §1467aff), and any successor sections and the applicable regulations thereunder; (2) an event that would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the Commencement Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (3) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company or the Bank representing 25% or more of the combined voting power of the Company's or the Bank's outstanding securities; (4) individuals who are members of the Board of Directors on the Commencement Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the Commencement Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by a nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) consummation of a plan of reorganization, merger or consolidation of the Company, sale of all or substantially all of the assets of the Company, a similar transaction in which the Company is not the resulting entity; provided that the term "change in control" shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company. In the application of regulations under the Change in Bank Control Act or the Savings and Loan Holding Company Act, determinations to be made by the applicable federal banking regulator shall be made by the Board of Directors.

(b) The term "Consolidated Subsidiaries" means any subsidiary or subsidiaries of the Company (or its successors) that are part of the consolidated group of the Company (or its successors) for federal income tax reporting.

(c) The term "Date of Termination" means the date upon which the Employee's employment with the Company or the Bank or both ceases, as specified in a notice of termination pursuant to Section 8 of this Agreement.

(d) The term "Involuntary Termination" means the termination of the employment of the Employee (i) by either the Company or the Bank or both without his express written consent; or (ii) by the Employee within 120 days following the earlier of the date the Employee becomes aware of or the date the Employee reasonably should have become aware of a material diminution of or interference with his duties, responsibilities or benefits, including (without limitation) any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Lafayette, Indiana, or within 35 miles thereof, except for reasonable travel on Company or Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to the Employee, other than as part of a Bank- or Company-wide reduction in staff; (4) a reduction in the Employee's salary or a material adverse change in the Employee's perquisites, benefits, contingent benefits or vacation, other than prior to a Change in Control as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank or the Company; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) the failure of the Board of Directors ( or a board of directors of a successor of the Company) to elect him as President and Chief Executive Officer of the Company ( or a successor of the Company) or any action by the Board of Directors ( or a board of directors of a successor of the Company) removing him from any of such offices, or the failure of the board of directors of the Bank (or any successor of the Bank) to elect him as President and Chief Executive Officer of the Bank (or any successor of the Bank) or any action by such board ( or board of a successor of the Bank) removing him from any of such offices. The term "Involuntary Termination" does not include Termination for Cause or termination of employment due to retirement, death, disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act ("FDIA ").

(e) The terms "Termination for Cause" and "Terminated for Cause" mean termination of the employment of the Employee with either the Company or the Bank, as the case may be, because of the Employee's dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (excluding traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. No act or failure to act by the

Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described in the preceding sentence and specifying the particulars thereof in detail. The opportunity of the Employee to be heard before the Board shall not affect the right of the Employee to arbitration as set forth in paragraph 19.

2. Term. The initial term of this Agreement shall be for the period commencing on the Commencement Date and terminating on December 31, 2006, subject to earlier termination as provided herein. Beginning on December 31, 2006, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year, provided that the Company has not given notice to the Employee in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further, and provided further that the Employee has not received an unsatisfactory performance review by either the Board of Directors or the board of directors of the Bank.

3. Employment. The Employee is employed as the President and Chief Executive Officer of the Company and the Bank effective as of the Commencement Date. As such, the Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors or the board of directors of the Bank may prescribe from time to time. The Employee shall also render services to any subsidiary or subsidiaries of the Company or the Bank as requested by the Company or the Bank from time to time consistent with his executive position. The Employee shall devote his best efforts and full time and attention to the business and affairs of the Company and the Bank to the extent necessary to discharge his responsibilities hereunder. The Employee may (i) serve on corporate or charitable boards or committees, and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder.

4. Compensation.

(a) Salary. The Company agrees to pay the Employee during the term of this Agreement an annualized base salary of at least $186,000 per year (the "Company Salary"); provided that any amounts of salary actually paid to the Employee by any Consolidated Subsidiaries shall reduce the amount to be paid by the Company to the Employee. The Company Salary shall be paid no less frequently than monthly and shall be subject to customary tax withholding. The amount of the Employee's Company Salary shall be increased (but shall not be decreased) from time to time in accordance with the amounts of salary approved by the Board of Directors or the board of directors of any of the Consolidated Subsidiaries after the Commencement Date. Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Company under this Agreement.

(b) Discretionary: Bonuses. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Company and the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors for executive officers of the Company and by the board of directors of the Bank for executive officers of the Bank.

(c) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Company and the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

(d) Deferral of Non-Deductible Compensation. In the event that the Employee's aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Section 162(m) of the Internal Revenue Code of 1986 as amended (the "Code'.')) from the Company and the Consolidated Subsidiaries for any calendar year exceeds the greater of (i) $1,000,000 or (ii) the maximum amount of compensation deductible by the Company or any of the Consolidated Subsidiaries in any calendar year under Section 162(m) of the Code (the "maximum allowable amount"), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at 8% per annum, compounded annually, to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount. Subject to the foregoing, deferred amounts including interest thereon shall be payable at the earliest time permissible. All unpaid deferred amounts shall be paid to the Employee not later than his Date of Termination unless his Date of Termination is on a December 31st, in which case, the unpaid deferred amounts shall be paid to the Employee on the first business day of the next succeeding calendar year. The provisions of this subsection shall survive any termination of the Employee's employment and any termination of this Agreement.

5. Benefits.

(a) Participation in Benefit Plans. The Employee shall be entitled to participate, to the same extent as executive officers of the Company and the Bank generally, in all plans of the Company and the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof. In addition, the Employee shall be entitled to be considered for benefits under all of the stock and stock option related plans in which the Company's or the Bank's executive officers are eligible or become eligible to participate.

(b) Fringe Benefits. The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Company's or the Bank's executive officers, including but not limited to supplemental retirement, incentive compensation, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services.

(c) Automobile. The Company shall either purchase or lease an automobile of the Company's choosing for the sole use of the Employee, at no cost to the Employee.

(d) Country Club Dues. The Company shall pay for the Employee any initiation fees, monthly dues and assessments, and any other business related charges at a local country club.

(e) Salary and Benefits Provided by the Bank. To the extent that the Bank pays salary and pays or provides other compensation and benefits of any kind provided for in this Agreement, the Company's obligation do so under this Agreement shall be excused.

6. Vacations; Leave. The Employee shall be entitled to annual paid vacation, in accordance with the policies established by the Board of Directors and the board of directors of the Bank for executive officers, in no event less than 23 days per year, and to voluntary leaves of absence, with or without pay, from time to time at such times and upon such conditions as the Board of Directors may determine in its discretion.

7. Termination of Employment. The Board of Directors may terminate the Employee's employment at any time and such termination of employment, except in the case of Termination for Cause, shall not prejudice the Employee's right to compensation or other benefits under this Agreement.

(a) Termination for Cause. In the event of Termination for Cause, the Company shall pay the Employee the Employee's salary through the Date of Termination, and the Company shall have no further obligation to the Employee under this Agreement.

(b) Voluntary Termination. The Employee's employment may be voluntarily terminated by the Employee at any time upon 90 days' written notice to the Company or such shorter period as may be agreed upon between the Employee and the Board of Directors, for reasons other than reasons that constitute Involuntary Termination. In the event of such voluntary termination, the Bank shall be obligated to continue to pay to the Employee the Employee's salary and benefits only through the Date of Termination, at the time such payments are due, and the Company shall have no further obligation to the Employee under this Agreement.

(c) Involuntary Termination Not Related to a Change in Control. In the event the Employee experiences an Involuntary Termination not related to a Change in Control, (1) the Company shall pay to the Employee during the remaining term of this Agreement the Employee's salary at the rate in effect immediately prior to the Date of Termination, payable in such manner and at such times as such salary would have been payable to the Employee under Section 4(a) if the Employee had continued to be employed by the Company, and (2) the Company shall provide to the Employee during the remaining term of this Agreement health insurance benefits as maintained for the benefit of its Senior Executives from time to time during the remaining term of the Agreement on substantially the same terms as would apply if he had continued to be employed.

(d) Involuntary Termination Related to a Change in Control. In the event the Employee experiences an Involuntary Termination at the time of, or within 12 months following a Change in Control, the Company shall (1) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to 299% of the Employee's "base amount" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"); and (2) provide to the Employee during the remaining term of this Agreement, at no cost to Employee, health benefits as are maintained for Senior Executives from time to time during the remaining term of this Agreement on substantially the same terms as would apply if he had continued to be employed. Anything in this Agreement to the contrary notwithstanding, in the event that the Company's independent public accountants determine that any payment by the Company to or for the benefit of the Employee, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by the Company or the Bank for federal income tax purposes because of Section 280G of the Code, then the amount payable to or for the benefit of the Employee pursuant to this Agreement shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 7(d), the “Reduced Amount” shall be the amount which maximizes the amount payable without causing the payment to be non-deductible by the Company or the Bank because of Section 280G of the Code. Any payments made to Employee pursuant to this Agreement or otherwise, are subject to and conditional upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359 (Golden Parachute and Indemnification Payments) and any other regulations promulgated thereunder, to the extent applicable to such parties.

(e) Death; Disability. In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Company the salary of the Employee through the last day of the calendar month in which the Employee died. If the Employee becomes "permanently disabled" while employed under this Agreement, the Board of Directors shall be entitled to terminate this Agreement and the employment of the Employee at any time at its discretion. For purposes of this Agreement, the term "permanently disabled" means that the Employee has a mental or physical infirmity which permanently impairs his ability to perform substantially his duties and responsibilities under this Agreement and which results in (i) eligibility of the Employee under the long-term disability plan of the Company or the Bank, if any; or (ii) inability of the Employee to perform substantially his duties and responsibilities under this Agreement for a period of 180 consecutive days.

(f) Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(l) of the FDIA, 12 U.S.C. § 1818(e)(3) and (g)(l), the Company's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(g) Permanent Suspension or Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(l) of the FDIA, 12 U.S.C. § 1818(e)(4) and (g)(l), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(h) Default of the Bank. If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Company under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(i) Termination by Regulators. All obligations of the Company under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

8. Notice of Termination. In the event that the Company or the Bank, or both, desire to terminate the employment of the Employee during the term of this Agreement, the Company or the Bank, or both, shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Employee determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Company stating the circumstances that constitute such involuntary termination and the date upon which his employment shall have ceased due to such Involuntary Termination. In the event that the Employee desires to effect a voluntary termination as described in Section 7(b) above, he shall deliver a written notice to the Company, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

9. No Mitigation. The Employee shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the Date of Termination or otherwise.

10. Attorneys Fees. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as. a result of (i) the Employee's contesting or disputing any termination of employment, or (ii) the Employee's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company (or its successors) or the Consolidated Subsidiaries under which the Employee is or may be entitled to receive benefits; provided that the Company's obligation to pay such fees and expenses is subject to the Employee's prevailing with respect to the matters in dispute in any action initiated by the Employee or the Employee's having been determined to have acted reasonably and in good faith with respect to any action initiated by the Company or the Bank.

11. Non-Disclosure and Non-Solicitation.

(a) Non-Disclosure. The Employee acknowledges that he has acquired, and will continue to acquire while employed by the Company and/or any Consolidated Subsidiary, special knowledge of the business, affairs, strategies and plans of the Company and the consolidated Subsidiaries which has not been disclosed to the public and which constitutes confidential and proprietary business information owned by the Company and the Consolidated Subsidiaries, including but not limited to, information about the customers, customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, and business strategies of the Company and the Consolidated Subsidiaries, and other information about the products and services offered or developed or planned to be offered or developed by the Company and/or the Consolidated Subsidiaries ("Confidential Information"). The Employee agrees that, without the prior written consent of the Company, he shall not, during the term of his employment or at any time thereafter, in any manner directly or indirectly disclose any Confidential Information to any person or entity other than the Company and the Consolidated Subsidiaries. Notwithstanding the foregoing, if the Employee is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information the Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company and/or a Consolidated Subsidiary may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11(a). If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the Employee is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Employee may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed, provided that the Employee exercise his best efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company and/or a Consolidated Subsidiary to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. On the Date of Termination, the Employee shall promptly deliver to the Company all copies of documents or other records (including without limitation electronic records) containing any Confidential Information that is in his possession or under his control, and shall retain no written or electronic record of any Confidential Information.

(b) Non-Solicitation. During the three year period next following the Date of Termination, the Employee shall not directly or indirectly solicit, encourage, or induce any person while employed by the Company or any Consolidated Subsidiary to (i) leave the Company or any Consolidated Subsidiary, (ii) cease his or her employment with the Company or any Consolidated Subsidiary or (iii) accept employment with another entity or person.

The provisions of this Section 11 shall survive any termination of the Employee's employment and any termination of this Agreement.

12. No Assignments.

(a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company in the same amount and on the same terms as provided for an Involuntary Termination under Section 7 hereof. For purposes of implementing the provisions of this Section 12(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Company, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company.

14. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

15. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. Governing Law. This Agreement shall be governed by the laws of the State of Indiana.

18. Arbitration. Any dispute or controversy arising under or in connection with this Agreement (other than relating to the enforcement of the provisions of Section 11) shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration

Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

19. Equitable and Other Judicial Relief. In the event of an actual or threatened breach by the Employee of any of the provisions of Section 11, the Company shall be entitled to equitable relief in the form of an injunction from a court of competent jurisdiction and such other equitable and legal relief as such court deems appropriate under the circumstances. The parties agree that the Company shall not be required to post any bond in connection with the grant or issuance of an injunction (preliminary, temporary and/or permanent) by a court of competent jurisdiction, and if a bond is nevertheless required, the parties agree that it shall be in a nominal amount. The parties further agree that in the event of a breach by the Employee of any of the provisions of Section 11, the Company will suffer irreparable damage and its remedy at law against the Employee is inadequate to compensate it for such damage.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:		LSB FINANCIAL CORP.

By:	/s/ Mary Jo David	By:	/s/ Mariellen M. Neudeck
	Mary Jo David		Mariellen M. Neudeck
		Its:	Chairman of the Board

EMPLOYEE

/s/ Randolph F. Williams
Randolph F. Williams

10